Exhibit 99.1

Essential Properties Announces First Quarter 2020 Results

- Increased First Quarter Net Income per Share by 15.4% and AFFO per Share by 7.4% -

- Closed Quarterly Investments of $167.5 Million at a 7.1% Weighted Average Cash Cap Rate -

- Withdraws 2020 AFFO per Share Guidance -

- Collected 61% of April Rent -

May 11, 2020

PRINCETON, N.J.--(BUSINESS WIRE)--Essential Properties Realty Trust, Inc. (NYSE: EPRT; “Essential Properties” or the “Company”), today announced operating results for the three months ended March 31, 2020.

First Quarter 2020 Financial and Operating Highlights

•	Ended the quarter with a 99.5% leased portfolio with a weighted average lease term (“WALT”) of 14.6 years and a weighted average rent coverage ratio of 2.9x
•	Reduced top 10 tenant concentration to 23.1%, a 30 bps sequential decline
•	Invested $167.5 million in 63 properties at a 7.1% weighted average cash cap rate
•	Net income per fully diluted share increased 15% to $0.15 per share
•	Funds from Operations (“FFO”) per fully diluted share decreased 3% to $0.28 per share
•	Grew Core Funds from Operations (“Core FFO”) per fully diluted share by 3% to $0.30
•	Grew Adjusted Funds from Operations (“AFFO”) per fully diluted share by 7% to $0.29
•	Raised $206.3 million in gross proceeds from the sale of shares of common stock through a follow-on equity offering and the Company’s at-the-market equity program (“ATM Program”)
•	Net Debt to Annualized Adjusted EBITDAre was 4.6x at quarter end
•	Cash and cash equivalents and restricted cash plus available capacity under revolving credit facility of $549.1 million at quarter end

CEO Comments

Commenting on the first quarter 2020 results, Essential Properties’ President and Chief Executive Officer, Pete Mavoides, said, “Our first quarter results were consistent with past quarters as our reliable execution resulted in a high percentage of our first quarter investment activity being relationship-based sale-leaseback transactions with operators of service-oriented and experience-based businesses. However, with the Covid-19 pandemic and wide-spread stay-at-home orders having a significant impact on the vast majority of our tenants, our focus has shifted away from external growth in order to stabilize our portfolio by proactively collaborating with our tenants to manage through the current crisis. While much uncertainty remains, we are confident in our portfolio’s ability to produce an attractive and predictable stream of cash flow over the long-term. Our balance sheet remains in excellent shape with nearly $550 million in available liquidity at quarter-end. Coupled with our experienced team of professionals, we are well positioned to manage the current situation and position this Company for growth as we emerge.”

Net Investment Activity

Investments

During the quarter ended March 31, 2020, Essential Properties invested $167.5 million in 63 properties in 32 separate transactions at a weighted average cash and GAAP cap rate of 7.1% and 8.0%, respectively. These properties are 100% leased with a WALT of 16.1 years. As a percentage of cash ABR, 88.1% of the Company’s investments for the quarter ended March 31, 2020 came from sale-leaseback transactions, 54.1% were subject to a master lease and 100% are required to provide the Company with financial reporting.

Dispositions

During the quarter ended March 31, 2020, Essential Properties sold 10 properties for $19.6 million in net proceeds, recording a net gain on these dispositions of $1.9 million. The disposition weighted average cash cap rate on the properties sold in the quarter ended March 31, 2020 was 7.1%, excluding one property sold pursuant to an existing tenant purchase option.

Portfolio Update

Portfolio Highlights

As of March 31, 2020, Essential Properties’ portfolio consisted of 1,050 freestanding net lease properties, which included 92 properties that secured mortgage notes receivable, with a WALT of 14.6 years and a weighted average rent coverage ratio of 2.9x. As of the same date, the portfolio was 99.5% leased by 212 tenants operating 283 different concepts across 43 states in 16 industries. At quarter end, 94.4% of the Company’s cash ABR was generated from tenants that operate service-oriented or experience-based businesses, and 60.1% of its cash ABR was derived from properties subject to a master lease.

Leasing Activity

During the trailing 12 months ended March 31, 2020, the Company signed three new leases without vacancy and renewed three leases that were expiring for a total recovery rate of 80.5% vs. prior cash rents. Total leasing activity for the trailing 12 months ended March 31, 2020 represented 0.1% of total current cash ABR.

Leverage and Balance Sheet and Liquidity

Leverage

As of March 31, 2020, the Company’s ratio of net debt to Annualized Adjusted EBITDAre was 4.6x.

Balance Sheet and Liquidity

Essential Properties had $214.1 million of cash and cash equivalents and restricted cash as of March 31, 2020. Additionally, Essential Properties had $335 million of unused borrowing capacity under its $400 million unsecured revolving credit facility as of the same date, with $65.0 million in outstanding borrowings.

Partial Repayment of Series 2017-1 ABS Notes

In February 2020, Essential Properties repaid (without penalty) $62 million of its Series 2017-1 ABS Notes.

Seven-Year Unsecured Term Loan

In March 2020, Essential Properties drew the remaining $180 million on its $430 million seven-year unsecured term loan facility. In addition, the Company entered into forward swap agreements that lock in one-month LIBOR at 1.362% for the duration of the loan starting on July 9, 2020.

Follow-On Offering

In January 2020, Essential Properties completed a follow-on offering of 7,935,000 shares of its common stock, including 1,035,000 shares issued pursuant to the underwriters’ exercise of an option to purchase additional shares, raising gross proceeds of $200.0 million at $25.20 per share.

ATM Program

Essential Properties has a $200.0 million ATM Program through which it may, from time to time, sell shares of its common stock. Essential Properties uses the proceeds generated from its ATM Program for general corporate purposes, including funding its investment activity, the repayment or refinancing of outstanding indebtedness, working capital and other general purposes. During the quarter ended March 31, 2020, Essential Properties sold 253,698 shares of common stock through its ATM Program at an average price of $24.74 per share, raising gross proceeds of $6.3 million.

Dividend Information

As previously announced, on March 18, 2020 Essential Properties declared a cash dividend of $0.23 per share of common stock for the quarter ended March 31, 2020. The dividend was paid on April 15, 2020 to stockholders of record as of the close of business on March 31, 2020.

2020 Guidance

The Company has withdrawn its previously issued 2020 AFFO guidance due to the significant volatility in the capital markets and the unprecedented economic uncertainty related to the impact of COVID-19.

Conference Call Information

In conjunction with the release of Essential Properties’ operating results, the Company will host a conference call on Monday, May 11, 2020 at 10:00 a.m. EDT to discuss the results. To access the conference, dial (844) 369-8770. A live webcast will also be available in listen-only mode by clicking on the webcast link in the Investor Relations section at www.essentialproperties.com.

A telephone replay of the conference call can also be accessed by calling (877) 481-4010 and entering the access code: 34443. The telephone replay will be available through May 25, 2020.

A replay of the conference call webcast will be available approximately two hours after the conclusion of the live broadcast. The webcast replay will be available for 90 days. No access code is required for this replay.

Supplemental Materials

The Company’s Supplemental Operating & Financial Data—First Quarter Ended March 31, 2020 is available on Essential Properties’ website at investors.essentialproperties.com.

About Essential Properties Realty Trust, Inc.

Essential Properties Realty Trust, Inc. is an internally managed REIT that acquires, owns and manages primarily single-tenant properties that are net leased on a long-term basis to companies operating service-oriented or experience-based businesses. As of March 31, 2020, the Company’s portfolio consisted of 1,050 freestanding net lease properties with a weighted average lease term of 14.6 years and a weighted average rent coverage ratio of 2.9x. As of the same date, the Company’s portfolio was 99.5% leased to 212 tenants operating 283 different concepts in 16 industries across 43 states.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. When used in this press release, the words “estimate,” “anticipate,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “seek,” “approximately” or “plan,” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters are intended to identify forward-looking statements. You can also identify forward-looking statements by discussions of strategy, plans or intentions of management.  Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods that may be incorrect or imprecise and the Company may not be able to realize them. The Company does not guarantee that the transactions and events described will happen as described (or that they will happen at all). You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. While forward-looking statements reflect the Company’s good faith beliefs, they are not guarantees of future performance. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, except as required by law. In light of these risks and uncertainties, the forward-looking events discussed in this press release might not occur as described, or at all.

Additional information concerning factors that could cause actual results to differ materially from these forward-looking statements is contained from time to time in the company’s Securities and Exchange Commission (the "Commission”) filings, including, but not limited to, the Company’s Quarterly Reports on Form 10-Q. Copies of each filing may be obtained from the Company or the Commission. Such forward-looking statements should be regarded solely as reflections of the company’s current operating plans and estimates. Actual operating results may differ materially from what is expressed or forecast in this press release.

The results reported in this press release are preliminary and not final. There can be no assurance that these results will not vary from the final results reported in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 that it will file with the Commission.

Non-GAAP Financial Measures and Certain Definitions

The Company’s reported results are presented in accordance with GAAP. The Company also discloses the following non-GAAP financial measures: FFO, Core FFO, AFFO, earnings before interest, taxes, depreciation and amortization (“EBITDA”), EBITDA further adjusted to exclude gains (or losses) on sales of depreciable property and real estate impairment losses (“EBITDAre”), adjusted EBITDAre, annualized adjusted EBITDAre, net debt, net operating income (“NOI”) and cash NOI (“Cash NOI”). The Company believes these non-GAAP financial measures are industry measures used by analysts and investors to compare the operating performance of REITs.

FFO, Core FFO and AFFO

The Company computes FFO in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT"). NAREIT defines FFO as GAAP net income or loss adjusted to exclude extraordinary items (as defined by GAAP), net gain or loss from sales of depreciable real estate assets, impairment write-downs associated with depreciable real estate assets and real estate-related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), including the pro rata share of such adjustments of unconsolidated subsidiaries. FFO is used by management, and may be useful to investors and analysts, to facilitate meaningful comparisons of operating performance between periods and among the Company’s peers primarily because it excludes the effect of real estate depreciation and amortization and net gains and losses on sales (which are dependent on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions).

The Company computes Core FFO by adjusting FFO, as defined by NAREIT, to exclude certain GAAP income and expense amounts that we believe are infrequent and unusual in nature and/or not related to our core real estate operations. Exclusion of these items from similar FFO-type metrics is common within the equity REIT industry, and management believes that presentation of Core FFO provides investors with a metric to assist in their evaluation of our operating performance across multiple periods and in comparison to the operating performance of our peers, because it removes the effect of unusual items that are not expected to impact our operating performance on an ongoing basis. Core FFO is used by management in evaluating the performance of our core business operations. Items included in calculating FFO that may be excluded in calculating Core FFO include certain transaction related gains, losses, income or expense or other non-core amounts as they occur.

To derive AFFO, the Company modifies its computation of Core FFO to include other adjustments to GAAP net income related to certain items that it believes are not indicative of the Company’s operating performance, including straight-line rental revenue, non-cash interest expense, non-cash compensation expense, other amortization expense, other non-cash charges (including changes to our provision for loan losses following the adoption of ASC 326), capitalized interest expense and transaction costs. Such items may cause short-term fluctuations in net income but have no impact on operating cash flows or long-term operating performance. The Company believes that AFFO is an additional useful supplemental measure for investors to consider when assessing the Company’s operating performance without the distortions created by non-cash items and certain other revenues and expenses.

FFO, Core FFO and AFFO do not include all items of revenue and expense included in net income, they do not represent cash generated from operating activities and they are not necessarily indicative of cash available to fund cash requirements; accordingly, they should not be considered alternatives to net income as a performance measure or cash flows from operations as a liquidity measure and should be considered in addition to, and not in lieu of, GAAP financial measures. Additionally, our computation of FFO, Core FFO and AFFO may differ from the methodology for calculating these metrics used by other equity REITs and, therefore, may not be comparable to similarly titled measures reported by other equity REITs.

EBITDA and EBITDAre

The Company computes EBITDA as earnings before interest, income taxes and depreciation and amortization. In 2017, NAREIT issued a white paper recommending that companies that report EBITDA also report EBITDAre. The Company computes EBITDAre in accordance with the definition adopted by NAREIT. NAREIT defines EBITDAre as EBITDA (as defined above) excluding gains (or losses) from the sales of depreciable property and real estate impairment losses. The Company presents EBITDA and EBITDAre as they are measures commonly used in its industry and the Company believes that these measures are useful to investors and analysts because they provide supplemental information concerning its operating performance, exclusive of certain non-cash items and other costs. The Company uses EBITDA and EBITDAre as measures of its operating performance and not as measures of liquidity.

EBITDA and EBITDAre do not include all items of revenue and expense included in net income, they do not represent cash generated from operating activities and they are not necessarily indicative of cash available to fund cash requirements; accordingly, they should not be considered alternatives to net income as a performance measure or cash flows from operations as a liquidity measure and should be considered in addition to, and not in lieu of, GAAP financial measures. Additionally, the Company’s computation of EBITDA and EBITDAre may differ from the methodology for calculating these metrics used by other equity REITs and, therefore, may not be comparable to similarly titled measures reported by other equity REITs.

Net Debt

The Company calculates its net debt as our gross debt (defined as total debt plus net deferred financing costs on its secured borrowings) less cash and cash equivalents and restricted cash deposits held for the benefit of lenders. The Company believes excluding cash and cash equivalents and restricted cash deposits held for the benefit of lenders from gross debt, all of which could be used to repay debt, provides an estimate of the net contractual amount of borrowed capital to be repaid, which it believes is a beneficial disclosure to investors and analysts.

NOI and Cash NOI

The Company computes NOI as total revenues less property expenses. NOI excludes all other items of expense and income included in the financial statements in calculating net income or loss. Cash NOI further excludes non-cash items included in total revenues and property expenses, such as straight-line rental revenue and other amortization and non-cash charges. The Company believes NOI and Cash NOI provide useful and relevant information because they reflect only those revenue and expense items that are incurred at the property level and present such items on an unlevered basis.

NOI and Cash NOI are not measures of financial performance under GAAP. You should not consider the Company’s NOI and Cash NOI as alternatives to net income or cash flows from operating activities determined in accordance with GAAP. Additionally, the Company’s computation of NOI and Cash NOI may differ from the methodology for calculating these metrics used by other equity REITs and, therefore, may not be comparable to similarly titled measures reported by other equity REITs.

Adjusted EBITDAre / Adjusted NOI / Adjusted Cash NOI

The Company further adjusts EBITDAre, NOI and Cash NOI i) based on an estimate calculated as if all investment and disposition activity that took place during the quarter had occurred on the first day of the quarter, ii) to exclude certain GAAP income and expense amounts that the Company believes are infrequent and unusual in nature and iii) to eliminate the impact of lease termination fees and contingent rental revenue from its tenants which is subject to sales thresholds specified in the lease. The Company then annualizes these estimates for the current quarter by multiplying them by four, which it believes provides a meaningful estimate of the Company’s current run rate for all investments as of the end of the current quarter. You should not unduly rely on these measures, as they are based on assumptions and estimates that may prove to be inaccurate. The Company’s actual reported EBITDAre, NOI and Cash NOI for future periods may be significantly less than these estimates of current run rates.

Cash ABR

Cash ABR means annualized contractually specified cash base rent in effect as of the end of the current quarter for all of the Company’s leases (including those accounted for as direct financing leases) commenced as of that date and annualized cash interest on its mortgage loans receivable as of that date.

Cash Cap Rate

Cash Cap Rate means annualized contractually specified cash base rent for the first full month after investment or disposition divided by the purchase or sale price, as applicable, for the property.

GAAP Cap Rate

GAAP Cap Rate means annualized rental income computed in accordance with GAAP for the first full month after investment divided by the purchase price, as applicable, for the property.

Rent Coverage Ratio

Rent coverage ratio means the ratio of tenant-reported or, when unavailable, management’s estimate based on tenant-reported financial information, annual EBITDA and cash rent attributable to the leased property (or properties, in the case of a master lease) to the annualized base rental obligation as of a specified date.

Disclaimer

Essential Properties Realty Trust, Inc. and the Essential Properties Realty Trust REIT are not affiliated with or sponsored by Griffin Capital Essential Asset Operating Partnership, L.P. or the Griffin Capital Essential Asset REIT, information about which can be obtained at (https://www.gcear.com).

Essential Properties Realty Trust, Inc.

Consolidated Statements of Operations

	Three Months Ended March 31,
(in thousands, except share and per share data)	2020	2019
	(unaudited)	(unaudited)
Revenues:
Rental revenue[1,2]	$39,542	$30,774
Interest on loans and direct financing leases	1,938	326
Other revenue	7	7
Total revenues	41,487	31,107

Expenses:
Interest	6,833	7,089
General and administrative[3]	7,536	4,188
Property expenses[4]	373	1,247
Depreciation and amortization	13,012	9,120
Provision for impairment of real estate	373	1,440
Provision for loan losses	468	-
Total expenses	28,595	23,084
Other operating income:
Gain on dispositions of real estate, net	1,875	676
Income from operations	14,767	8,699
Other (loss)/income:
Loss on repayment of secured borrowings[5]	(924)	—
Interest	231	91
Income before income tax expense	14,074	8,790
Income tax expense	31	67
Net income	14,043	8,723
Net income attributable to non-controlling interests	(84)	(2,594)
Net income attributable to stockholders and members	$13,959	$6,129

Basic weighted-average shares outstanding	90,322,402	45,240,247
Basic net income per share	$0.15	$0.13
Diluted weighted-average shares outstanding	91,332,297	64,640,054
Diluted net income per share	$0.15	$0.13

1.	Includes contingent rent (based on a percentage of the tenant's gross sales at the leased property) of $192 and $349 for the three months ended March 31, 2020 and 2019, respectively.
2.	Includes reimbursable income from the Company’s tenants of $165 and $743 for the three months ended March 31, 2020 and 2019, respectively.
3.	During the three months ended March 31, 2020, includes non-recurring expenses of $652 for costs and charges incurred in connection with the termination of one of our executive officers.
4.	Includes reimbursable expenses from the Company’s tenants of $165 and $743 for the three months ended March 31, 2020 and 2019, respectively.
5.	Includes the write-off of $924 of deferred financing costs during the three months ended March 31, 2020.

Essential Properties Realty Trust, Inc.

Consolidated Balance Sheets

(in thousands, except share and per share amounts)	March 31, 2020	December 31, 2019
	(Unaudited)	(Audited)
ASSETS
Investments:
Real estate investments, at cost:
Land and improvements	$632,628	$588,279
Building and improvements	1,317,406	1,224,682
Lease incentive	5,358	4,908
Construction in progress	11,558	12,128
Intangible lease assets	80,592	78,922
Total real estate investments, at cost	2,047,542	1,908,919
Less: accumulated depreciation and amortization	(100,473)	(90,071)
Total real estate investments, net	1,947,069	1,818,848
Loans and direct financing lease receivables, net	99,487	92,184
Real estate investments held for sale, net	1,528	1,211
Net investments	2,048,084	1,912,243
Cash and cash equivalents	192,616	8,304
Restricted cash	21,456	13,015
Straight-line rent receivable, net	29,117	25,926
Prepaid expenses and other assets, net	14,173	15,959
Total assets	$2,305,446	$1,975,447

LIABILITIES AND EQUITY
Secured borrowings, net of deferred financing costs	$173,470	$235,336
Unsecured term loans, net of deferred financing costs	625,770	445,586
Revolving credit facility	65,000	46,000
Intangible lease liabilities, net	9,306	9,564
Dividend payable	21,295	19,395
Accrued liabilities and other payables	54,825	17,453
Total liabilities	949,666	773,334
Commitments and contingencies	—	—
Stockholders' equity:
Preferred stock, $0.01 par value; 150,000,000 authorized; none issued and outstanding as of March 31, 2020 and December 31, 2019	—	—
Common stock, $0.01 par value; 500,000,000 authorized; 91,949,849 and 83,761,151 issued and outstanding as of March 31, 2020 and December 31, 2019, respectively	919	838
Additional paid-in capital	1,422,169	1,223,043
Distributions in excess of cumulative earnings	(34,878)	(27,482)
Accumulated other comprehensive loss	(39,820)	(1,949)
Total stockholders' equity	1,348,390	1,194,450
Non-controlling interests	7,390	7,663
Total equity	1,355,780	1,202,113
Total liabilities and equity	$2,305,446	$1,975,447

Essential Properties Realty Trust, Inc.

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended March 31,
(unaudited, in thousands except per share amounts)	2020	2019
Net income	$14,043	$8,723
Depreciation and amortization of real estate	12,988	9,097
Provision for impairment of real estate	373	1,440
Gain on dispositions of real estate, net	(1,875)	(676)
Funds from Operations	25,529	18,584
Other non-recurring expenses[1]	1,576	—
Core Funds from Operations	27,105	18,584
Adjustments:
Straight-line rental revenue, net	(3,191)	(2,903)
Non-cash interest expense	534	816
Non-cash compensation expense	1,291	1,226
Other amortization expense	434	228
Other non-cash charges	468	3
Capitalized interest expense	(95)	(25)
Transaction costs	67	—
Adjusted Funds from Operations	$26,613	$17,929

Net income per share[2]:
Basic	$0.15	$0.13
Diluted	$0.15	$0.13
FFO per share[2]:
Basic	$0.28	$0.29
Diluted	$0.28	$0.29
Core FFO per share[2]:
Basic	$0.30	$0.29
Diluted	$0.30	$0.29
AFFO per share[2]:
Basic	$0.29	$0.28
Diluted	$0.29	$0.27

1.

Includes non-recurring expenses of $652 for accruals of severance payments and acceleration of non-cash compensation expense in connection with the termination of one of our executive officers and our $924 loss on repayment of secured borrowings during the three months ended March 31, 2020.

2.

Calculations exclude $130 and $155 from the numerator for the three months ended March 31, 2020 and 2019, respectively, related to dividends paid on unvested restricted share awards and restricted share units.

Essential Properties Realty Trust, Inc.

Reconciliation of Non-GAAP Financial Measures

Three Months Ended
(in thousands)	March 31, 2020
Net income	$14,043
Depreciation and amortization	13,012
Interest expense	6,833
Interest income	(231)
Income tax expense	31
EBITDA	33,688
Provision for impairment of real estate	373
Gain on dispositions of real estate, net	(1,875)
EBITDAre	32,186
Adjustment for current quarter investment and disposition activity[1]	1,846
Adjustment to exclude other non-recurring expenses[2]	2,044
Adjustment to exclude lease termination fees and certain percentage rent[3]	(98)
Adjusted EBITDAre - Current Estimated Run Rate	35,978
General and administrative	6,884
Adjusted net operating income ("NOI")	42,862
Straight-line rental revenue, net[1]	(2,966)
Other amortization expense	434
Adjusted Cash NOI	$40,330

Annualized EBITDAre	$128,744
Annualized Adjusted EBITDAre	$143,912
Annualized Adjusted NOI	$171,448
Annualized Adjusted Cash NOI	$161,320

1.

These adjustments are made to reflect EBITDAre, NOI and Cash NOI as if all investments in and dispositions of real estate made during the three months ended March 31, 2020 had occurred on January 1, 2020.

2.	Adjustment excludes $1,576 of non-core expenses added back to compute Core FFO and our $468 provision for loan loss.
3.

Adjustment excludes contingent rent (based on a percentage of the tenant's gross sales at the leased property) where payment is subject to exceeding a sales threshold specified in the lease and lease termination fees.

Essential Properties Realty Trust, Inc.

Reconciliation of Non-GAAP Financial Measures

(dollars in thousands, except share and per share amounts)	March 31, 2020
Secured debt:
Series 2017-1, Class A	$160,455
Series 2017-1, Class B	15,669
Total secured debt	176,124

Unsecured debt:
$200mm term loan	200,000
$430mm term loan	430,000
Revolving credit facility[1]	65,000
Total unsecured debt	695,000
Gross debt	871,124
Less: cash & cash equivalents	(192,616)
Less: restricted cash deposits held for the benefit of lenders	(21,456)
Net debt	657,052

Equity:
Preferred stock	—
Common stock & OP units (92,503,696 shares @ $13.06/share as of 3/31/20)[2]	1,208,098
Total equity	1,208,098
Total enterprise value ("TEV")	$1,865,150

Net Debt / TEV	35.2%
Net Debt / Annualized Adjusted EBITDAre	4.6	x

1.

The Company’s revolving credit facility provides a maximum aggregate initial original principal amount of up to $400 million and includes an accordion feature to increase, subject to certain conditions, the maximum availability of the facility by up to $200 million.

2.	Common equity & units as of March 31, 2020, based on 91,949,849 common shares outstanding (including unvested restricted share awards) and 553,847 OP units held by non-controlling interests.

Investor/Media:

Essential Properties Realty Trust, Inc.

Daniel Donlan

Senior Vice President, Capital Markets

609-436-0619

info@essentialproperties.com

Source: Essential Properties Realty Trust, Inc.